Exhibit 99.1

Operator: Good day, ladies and gentleman and welcome to the second quarter 2013 Bankrate Earnings Conference Call. My name is Phillip and I will be your operator for today. At this time all participants are in listen only mode. Later, we will conduct a question and answer session. If at any time you require operator assistance please press star followed by zero and we will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bruce Zanca who is Senior Vice President. Please, proceed.

Bruce Zanca: Thanks, a lot Brandon. Good afternoon, everyone and thank you for joining us for Bankrate, Inc.’s Earnings Second Quarter 2013 earnings announcement. Here with me in our New York office is the company’s president and CEO Tom Evans and our SVP and Chief Financial Officer, Ed DiMaria. Let me briefly review the call’s format; firstly, Tom and Ed will deliver brief, prepared remarks concerning the second quarter 2013 results that I trust you saw in our press release. Following their prepared remarks Tom and Ed will take some questions.

Let me quickly run through the legal prerequisites and then we will get started. We remind you that some of the statements made in the conference call including those regarding the company’s future prospects, growth, future revenue and profitability and our ability to continue to successfully implement strategic initiatives constitutes forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our views with respect to future events and financial performance but are not guarantees to future performance and are subject to numerous uncertainties and risks relating to the company’s operations and business environment which may cause a company’s actual results and future periods to be maturely different from those contemplated in such forward-looking statements. While we cannot anticipate all of these uncertainties and risks we have identified some important factors currently known to us in the press release that proceeds this discussion and we encourage you to read our reports filed with the SEC including the discussion under risk factors discussed in our annual report on form 10K for the year ended December 31st, 2012, which is available on the SEC’s website. So with that, I will turn the call over to Bankrate’s President and CEO, Tom Evans. Tom.

Tom Evans: Good afternoon, everyone. I trust that you have seen the press release we issued a few minutes ago the results of our second quarter 2013 financial performance. Even though Q2 has historically been the seasonally weakest quarter in our year we continue to make great progress in our insurance business and feel that we are very much on track for achieving our goals for that business. I am pleased to say that in our insurance business we are now seeing sharply higher conversion rates paying off with more agent and carrier participation, greater demand and higher monetization. Happily, we are also seeing nice growth again in our credit card business, but more on that later.

So for the business overall revenue in our second quarter was $105.5 million, 14% below the second quarter of 2012 and EBITDA for Q2 was $26.2 million at a margin of 24.8% both right at the line where we guided and a clear indication that the business did in fact bottom out in Q4 of 2012 as we stated at that time and that the business is improving. As we will discuss in a few minutes, we feel very confident that we have now made the successful transition to higher quality, better converting leads on our insurance platform and have been seeing meaningful improvement in all the metrics that are important to the long-term success of that business.

Additionally, we have also seen increased activity from credit card issuers in July which we are confident will continue to improve during the second half of the year. We will cover that in greater detail in a few minutes. Now we will provide the financial details for the quarter. We will discuss the current state of the business and then as always we will follow up at the end and take your questions.

Ed DiMaria: Thanks, Tom. We have a lot to report so let me get right to the financial results and note a reconciliation from GAP to non-GAP measures that I provide in my remarks can be found in the back portion of the press release. Revenues for the quarter were $105.5 million as Tom mentioned down $16.6 million or 14% in the prior year quarter. This was on the positive end of our guidance which we set at the first half of fiscal 2013.

Second quarter adjusted EBITDA of $26.2 million was 30% lower versus the $37.5 million we posted in Q2 2012. And the adjusted EBITDA margin in the second quarter was 24.8% which was at the top end of the margin range we set as guidance for the first half of 2013 and that compares to the 30.7% in prior year quarter.

GAP net loss was .9 million for Q2 2013 which represents a loss of a penny per share versus a net income of $16.3 million in Q2 2012 or EPS of 16 cents. Net income on an adjusted basis was $10.3 million for Q2 2013 representing EPS of 10 cents versus $18.2 million or EPS of 18 cents in Q2 2012.

Our results, as I’ve just mentioned came out on the positive side of our guidance range for the first half of the year for both revenue and the EBITDA margin. Most importantly though we have gained more and more conviction around our insurance unit. Especially for the second half of the year for fiscal 2014 in general. And we expect our cards business to strengthen further for the back half of the year. Tom will be taking you through our progress in detail, but I want to highlight a few high-level themes.

First we are seeing an inflection point with our insurance business as Tom indicated in our press release. And we expect revenues to accelerate and margins to improve for the back half of 2013. We are seeing higher conversion rates, agent growth, growth in agent and carrier demand and increased pricing and monetization. This is now paying off with higher expected revenues and margins and growth in buy in for our partners for the second half. For example, July revenues for our insurance business are running over 25% from June levels and they are trending up.

Second, as we saw in Q1 our credit card product revenue posted another solid quarter for Q2 with year over year revenue growth of over 25%. We expect this business to strengthen further for the rest of the year.

And third, our banking business which mainly consists of mortgage and deposit products was off only 5% for the quarter and that is a record 2012 level. And recall, our mortgage CPC business in 2012 was up over 100% as a result of the surge in refi volume last year from record low rates. So this business remains strong against elevated 2012 volumes with now more purchased activity on the platform as opposed to refi consumer activity.

Now let’s run through the details. Revenue from our leads business of $69.3 million was off approximately 15% on a blended basis versus Q2 2012. The overall year over year decrease was driven by a decrease in insurance lead revenue by over 40% and this is primarily CPL or cost per lead. And again this is the result of strategic cuts we made primarily during the second half of 2012 to increase quality conversion rates. Card lead gen revenue on the other hand actually increased by over 25% as I just mentioned for Q2 2013 versus Q2 2012. As we are seeing more and more card products and offers on our sites which has increased consumer engagement and monetization. Again as I highlighted above we are now seeing strong sequential growth for insurance during the first month of Q3 which we believe is the inflection point. Also, we are developing new products to enhance the consumer experience. So the bottom line we are really excited about where we think we can take this part of our business over the next couple of years.

Our display advertising revenues totaled $8.6 million and this is essentially flat. We are up 1% over the prior year in Q2. This is despite our condensing channel follow through to improve the consumer experience on our sites. And note, the yield on our consumer business increased with those changes despite the loss in CPM revenue.

On the CPC side, revenues of $25.5 million were down 15% versus Q2 2012. Our insurance CPC product revenue was off over 20% due to the source cuts we made pursuant to our insurance strategic quality initiative. However, revenues were up approximately 10% sequentially. Our banking CPC product revenue is down by approximately 8% off of a tough comp from record 2012 levels as I highlighted above.

With respect to margins, our overall growth margin percentage on revenue and this is on a non-GAP basis including stock compensation for the second quarter 2013 was 64.7% compared to 69.3% in the second quarter 2012 and 66.9% in Q1 2013. The drop off in margin from Q1 2013 is the result of our Q2 product mix within credit cards which impacted our margins for the quarter. We believe that this was mostly something seasonal to Q2 as some higher margin products were being run during Q1 on our organic sites by the issuers which were not featured as extensively during Q2. We do, however, expect this to trend higher during Q3 and Q4 given the portfolio of products expected to be featured during the second half of the year including exclusive offers on our proprietary card match platform booked for the back half of the year. The adjusted EBITDA of $26.2 million represents a margin of $24.8% in Q2 2013 compared to Q2 2012 EBITDA of $37.5 million and that is at a 30.7% margin. In Q1 2013 EBITDA of $28.4 million and that was at a 26.2% margin.

Year over year decrease in EBITDA dollars and margins during Q2 2013 was a result of the overall lower revenue dollars coupled with the fixed cost in our business. The sequential decline in margin was attributed to the lower gross margin as I previously highlighted. Operating expenses excluding stock compensation, amortization, depreciation and other non cash related items pulled $42.1 million in Q2 2013 versus 47.1 in Q2 2012 and $44.1 million in Q1 2013. The bulk of the decline in operating expenses can be attributed to our marketing activities running at a lower percent to revenue as we gained efficiencies in our marketing. Q2 2013 ran a 23% marketing spend to revenue and that is versus the back half of 2012 where we were running close to 30%.

We ended the quarter with $112 million in cash and that is versus $89.2 million at the end of Q1 2012. Our leverage ratio at Q2 end was .8 times on a net debt basis which was slightly lower compared to Q1.

Okay before Tom delivers the business report, I’m sure you saw that we issued a conditional call on our bonds in the launch of our new 300 million bond offering we expect to significantly lower our interest rate versus the 11.75% we now have on our existing bonds. I am sure this is great news for our investors who will benefit from the lower rates and we will have some additional cash available to us which will always be used in a prudent manner to benefit our shareholders. With that, Tom will deliver his remarks and then we will take your questions.

Tom: Great. As we said in our Q1 call we are still running against last year’s stronger comps in the first half of the year when we were running much higher lead volume in our insurance business. And while I know it might seem odd to be as excited about that business as we are given that it has been down year over year some 40% we have made significant progress across a number of metrics I will share with you in a moment.

Let me give you an overview on each of our vertical channels with second quarter and some sense of what we believe the rest of the year looks like. First for core Bankrate - traffic for the quarter was very solid. Visitors were up a little over 20% and our mobile traffic on Bankrate.com is now around 20% up meaningfully from a year ago. More color on mobile in a few minutes. Even though we have organized the site so we have shortened funnels and are having fewer page views and in many cases serving fewer display ads especially to mobile customers - display revenue was up slightly for the quarter. Our CPMs continue to climb as we continue to provide what we believe is the best contextual environment for advertising. Our core CPC mortgage revenue was from Q1 and we have seen a greater percentage of our customers now shifting to purchase loans and few are looking to refinance. And keep in mind, that for us it is an even trade since we charge the same price for refi and for purchase clicks.

Where we saw a drop was in deposit CPC revenue which we believe would be improving stock market was not a surprise to see the low yield CDs and MMAs being less attractive. Butoverall, Bankrate’s core banking business is doing well.

In credit cards we can now see that the bottom for that business was Q2 and Q3 of 2012 and we have seen a steady increase over the past nine months. Although the second quarter is seasonally the softest for cards, card channel traffic was up and card revenue was up by over 25% from the same quarter last year. We continue to see consumer demand and acquisitions and approvals have improved as issuers have begun to get focused on growing their business again. Although, still focused on relatively high quality credit consumers.

As we ramp into the third quarter, we have seen continued momentum. Slotting fees for July and August are up double digits over the average monthly slotting fees in Q2. We are seeing a ramp in marketing programs and have some exclusive offers in the pipeline for the remainder of the year. Given that we are optimistic about some greater growth in the card business for the third quarter and for the rest of the year.

While we are taking a look at credit cards let me take a step back and give some detail on our card business to answer some of the questions and concerns that some of you have had at the last quarterly call. First, as we said earlier, this is the creditcards.com and our other owned and operated sites grew 10% from Q1 to Q2 and clicks grew 8% in Q2 versus Q1 2013. The vast majority of our traffic, about 70% plus of our card business comes from direct, organic, from SEM and other marketing efforts to our owned and operated sites. The remaining component of that business comes from affiliate partners.

One thing we want to be very clear on is that we do not and have never paid affiliates for clicks. Our affiliates get paid the same way we make money and that is when a consumer’s application is approved. So there is no motivation or benefit for an affiliate to send us traffic that does not result in a consumer making an application that receives an approval.

And lastly, I want to make sure that everyone understands that not all credit card sites are alike. For example on CreditCards.com and our other o and o sites around 60% of the visitors to the sites click on a card offer. On competitor sites that we monitor pretty carefully, because of their business model there may have been greater audience growth. But their visit to click ratio in some cases is less than 3% again compared to the 60% ratio of visitors clicking on a card offer on our sites. So, not all sites perform similarly and just looking at traffic numbers is not a reflection of proxy for performance. Given that, we are quite confident that we maintain and probably increased our share in the quarter and in the first half of this year.

Based on July’s activity and given the planned activity that Ed and I just mentioned we are optimistic about the growth in the second half of the year. For the most part credit card portfolios are the healthiest that they have been in years and issuers are again looking to grow their business. And keep in mind that we also have some easier comps on cards in the second half of the year given the pullback in the second half that we saw in 2012.

So now on to insurance and it is really the area where I personally spent the most time in the past 18 months so I can talk about it in great detail. First let me restate that all of the trends that we described over the past two quarters are positive and have been continuing over the most recent three months. We initiated this transformation so that we can provide a higher quality, higher converting and therefore a higher value proposition exchange for our insurance agent and carrier partners. We have now moved from seeing momentum in the transformation to seeing a confirming trend on all accounts. From the disposition data that we received we have generated between a 60 to 70% increase on conversions for sole policies for our agent and carrier partners in the last 12 months from June 2012 to June 2013 that is a 60 to 70 6-0 to 7-0. The success of this effort has been evidenced by a number of confirming factors. One, we have seen better agent retention and an increase in net agents buying leads from us. And we have seen a greater average monthly spend from those agents.

Two, we have seen greater carrier participation for both leads and clicks. Three, again on the positive side we have seen a meaningful reduction in credits now at our lowest level ever. And four, we have seen increased revenue per lead and click rate bids. So revenue is growing and we believe we are significantly increasing our share of carrier spend. As all of those things have improved we are getting more revenue per lead as a result which allows us to create the flywheel to be more effective with our marketing activity. While again, the transformation took longer than we expected we are now seeing the benefits that we outlined at the start:greater quality, driving increased conversion, driving greater participation and better pricing. We believe it has put us in a much more favorable position than anyone else in the business. Now we have several new and growing programs that we built on insurance that will also augment that acceleration. We are ramping our warm transfer call business. We will be launching a click to quote platform where we will eventually expect to have customized quotes and bindable rates for consumers which we believe will be an even better consumer experience especially in mobile. We think there is a bigger opportunity for our health insurance vertical and in property and casualty and home insurance lines as well.

So our insurance team has done a great job. The business has really turned the corner and it is going to be a real catalyst for growth for our company.

I mentioned mobile and mobile is an area we have been spending an enormous amount of time and focus on. In some regards I think everyone was surprised by the acceleration in mobile. We certainly were and now have been doubling our efforts over the past nine to 12 months to get up to where we should be. I’m very pleased with our recent progress. Later in this third quarter we expect than anyone coming to Bankrate will be delivered an optimized mobile site responsive to whatever device the consumer is using be it Smartphone, tablet or desktop. We have launched new mortgage apps, new deposit apps, new calculator apps, credit card apps. And in this current quarter we will launch a new auto loan app that we think will be very cool.

The new auto loan app will contain loan and rate information combined with car make, model and pricing from Edmunds.com as well as our insurance CPC tables. We have used a combination of inside and outside resources to accelerate our mobile efforts and have seen some pretty good results in our ability to monetize mobile traffic. We will continue to update you as we roll out more products and features. But be assured it is a top priority for us.

Two other areas I would like to reiterate, the first is guidance. As we continue to see improvement in the insurance business in the beginning of an uptick in credit cards we are confident we can deliver what we stated in our earlier calls. In the second half, particularly as we move into Q4 we will be in the 10 to 20% top line to revenue growth with bottom line improvement above the 25% EBITDA margin range in Q3 and Q4. As Ed mentioned we also want to remind you that as stated in our press release we will be refinancing the debt that we have had in our books. Our current $195 million high yield debt we had a non-call 3 that expired this month. That debt has been at 11.75% and we are very confident we can refinance that at a much better rate. We plan to raise $300 million for which we have no immediate plans but it makes sense on the balance sheet for future M&A and/or share buybacks. So that is it for the prepared remarks and with that we will take your questions.

Operator: Ladies and gentlemen if you have a question please press star followed by 1 on your phone. If your question has been answered or you would like to withdraw your question press star followed by 2. Once again, please press star, 1 to begin.

And your first question comes from the line of Andrew Jeffrey from SunTrust. Please proceed.

Andrew Jeffrey: Hi, guys. Good afternoon. Thanks for taking the question. Good to see that you are getting a ramp in the insurance business. So a couple of questions around that; Tom I think you mentioned in the press release that there were some price increases that you put in place starting in July. Is that what gives you confidence and visibility? Could you elaborate a little bit on what you are doing from a pricing standpoint. I assume that monetization is giving you confidence to be able to take a little price now.

Tom: It is a combination. We are not going to be specific about the specific price increases. They are all different and separate and negotiated deals. It really is sort of a cumulative result of the improved quality, greater participation. So it is a lot more than pricing. The pricing - I know a lot of you have been focused on the fact that earlier we said if we improved the quality and improved the conversion we think that we could improve pricing and therefore RPL. I can tell you absolutely categorically that we have seen that. It has really come probably a little bit later than we thought. Took a little longer to get all of that in place. When you improved the performance the conversion by between 60 and 70% it is not unreasonable to think that they are weighing in for more volume. They are adding this to more programs. We are taking share from other people and volume is up, activity is up and the prices in the RPL the overall what we make on a per lead basis is up. So all of the metrics are pointing in the right direction and we think it is all it is very much a by-product of the effort that we made the culling that we did from a quality standpoint and the improved conversion rates. We are committed to continuing that because we got tremendous momentum. The relationships we believe with carriers has changed in a meaningfully positive way. We are just feeling very, very good about the business. Hate to be cocky and I’m certainly not going to say we told you so because obviously it was more difficult and more painful and took longer than we thought.

It is absolutely played out at large the way we had hoped where we did the hard stuff with the quality. Carriers and agents have seen it. They are weighing in more heavily and buying more product. And all of that is good and our team has done a great job. We are staying with it and being very vigilant about quality. We kind of broomed a major partner in Q2 because we thought that their quality had deteriorated and that is painful stuff to do but we are watching the numbers very closely and watching the feedback and watching the conversion rates. We are thinking about this business long-term and we really like the position we are in today.

Andrew Jeffrey: Any shift in agent versus carrier revenue and traffic? It sounds like you are doing better with the agents and does it really matter for the long term profitability profile of your insurance business?

Tom: It does. So the answer is yes. We have gone from being more sort of carrier dependent back to being agent focused. Not that we aren’t carrier focused but we have really ramped up the agents. We have had better retention, we have had fewer people fall off the platform, we have had agents that are buying leads buy more on an average basis so we are paying more per lead. They are buying more per month. There are more agents doing it and that is really where we see the significant inflection point. And we are also as I said we are getting higher prices from the carriers but it is really kind of the overall approach to improve the quality - everybody is weighing in and nodding their head in a very positive way saying you did what you said you are going to do. It is a better experience. We really it has really turned out to be a very positive thing from a relationship standpoint and certainly from a business standpoint. We have flipped back to being more of the business through the agent network and given that we have got the only agent network in the business of any scale at all that is a significant position.

Andrew Jeffrey: And a quick one for Ed, if I may. Can you give us a little sense of what you think the sequentials will look like in the back half? I assume 4Q is a bigger growth quarter compared with last year than 3Q. Can you help us out a little bit with how the year ramps?

Ed: Yea. I mean as you point out obviously during the third quarter of 2012 we still had some of the insurance volume that we still hadn’t cut out yet. If you look sequentially you are looking for the back half of the year between 10 and 20% and we would expect certainly to be on the upper end of that if not above that certainly for Q4. Q3 we ran it at $117 million, Q3 of 2012. So the Q3 this year it likely will be not as high of a year growth versus 2012 as Q4 will be. We would still expect to see some growth in Q3 2013 over Q3 2012. That is kind of how it would shake out.

Andrew Jeffrey: Is it likely that Q3 is north of 10% or south of 10% it is more heavily weighted in the fourth quarter.

Ed: It is going to be more heavily weighted in the fourth quarter. 10% over 117 that is a pretty big jump from where we are today. I would think sequentially we would probably not see that much growth in Q3 2013. Nevertheless year over year again I am talking about year over year growth not sequential growth. But in terms of sequential growth we would expect to see sequential growth in both Q3 at a significant level over Q2 and then in Q4 as well. I think that probably is what is most important here because that is really going to show and demonstrate what we have been talking about and the fact that everything we have been doing and Tom has been outlining for you is actually showing up on the P&L. That is what we are expecting to see in Q3 and Q4. Both in terms of sequential growth in revenue as well as improvement in margin above the 25%. EBITDA margin level that will be outlined in our guidance.

Andrew Jeffrey: Alright, thank you.

Operator: Your next question comes from the line of Carter Malloy from Stephens. Please proceed.

Carter Malloy: Hey guys. Thanks for taking my questions. First of all the insurance channel trying to understand you guys were cleaning out volume Q2 of last year at least somewhat. This quarter volume or overall insurance is down 40% but I think pricing was improving. Is it fair to assume that price is at least up in 2Q year over year and so you guys have chopped out basically half maybe even more of your overall volume?

Tom: We have cut back on - areas that just don’t convert. We have achieved the results we have achieved because we have been very mindful of a sort of a conversion threshold that we thought was important to develop and maintain and continue going forward. Now, we think we can improve that. We have seen that ramp up from kind of a mid-teens improvement to 30% improvement to 45% improvement to the latest run. I am talking year over year to a 60 to 70% improvement depending upon the carrier. I didn’t mean in my earlier comment to diminish the importance of the carriers in the business as they are critical to the business and we are doing well with them as well. As I said pricing is moving in the right direction and quality is certainly moving in the right direction and we are starting to ramp volume again given that we can lay it and sort of create as I said that mark on the flywheel and generate more volume of high quality leads.

Ed: As Tom just mentioned we want to be super tight on volume because we didn’t want to clear the bar in terms of improvement on conversion by an inch or a foot we wanted to create it by a mile and we did. So it really set us up and put us in a great position for the back half of the year. As we mentioned we got the pricing action and we also have huge growth and demand so we are going to see and we are seeing already some additional volume for the third quarter beginning to kick in. So the growth we are going to get we think in the third quarter is not just pricing it is growth and volume and pricing and monetization in the third quarter.

Carter Malloy: Given there are some call center models out there that certainly have demand for that lower quality lead product are you guys monetizing at all the stuff that you are leaving behind or is that just move on with life and forget about it?

Tom: There is certainly a price point at which some of that stuff works. It is not I mean we will certainly try to optimize that but it is not where we have been focused. We really maintained the Bankrate model has always been that quality and in market consumers and real intentis king ..That is really where we have focused. There are some businesses that are out there monetizing the very low cost leads through call center. We are doing a warm transfer business. So we are trying to optimize all of the components of our business but we are really focused on the higher quality, the higher converting, the stuff that agents and carriers really want to spend their time on. That is really where our focus has been.

Carter Malloy: Just on the price increases that are going on there is it - on the flow through margins for that is most definitely going to be the same type of revenue agreement with the affiliates so we should expect a 50% type of flow through with that or it should be better than that?

Tom: Well, I mean keep in mind that one is our organic, our direct traffic is growing. The traffic that we are generating to our own sites is growing. Obviously, the margin that will drive from the increase in pricing is incrementally extremely high for that traffic. Our overall direct as well as traffics that we manage for affiliates where the site is essentially dedicated where we can get 100% of the volume can access now 50% of the volume. For that traffic we essentially own the traffic. There isn’t really any margin impact or sharing so to speak with respect to that.

With respect to the remainder of the traffic that will be done on a rev share basis. We think we are in an ability we just have the ability to increase our margins even on that side of the business as well.

Carter Malloy: Thanks so much.

Tom: Thanks, Carter.

Operator: Your next question comes from the line of Douglas Anmuth from JP Morgan. Please proceed.

Douglas Anmuth: Thanks for taking my question. Just want to ask you a couple of things. First, on the credit card business obviously you are more confident here and to the back half. As the issuers are looking to grow their business more could you just provide a little bit more color on whether they are spending more accurately here at the current standards or whether you are seeing them loosen up a little bit in terms of scores for consumers. And then secondly, the CPM and CPC businesses the CPC being down and CPM is sort of flat; is there anything you think is due to the competitive landscape or do you view this largely as more company specific on your part and some of the initiatives that you have been taking? Thanks.

Tom: Yea. Thanks, Doug. On the card business it is a little bit of both although I wouldn’t say that they have completely opened the spicket in terms of quality or in terms of credit quality where they are going for lesser quality consumers. They are just they are being a little bit more aggressive and a few more offers out there and I would say the underwriting guidelines have probably loosened up a little bit - not significant because we still think there is probably a meaningful pop when they are all confident that they can underwrite to a slightly riskier I am not talking about back to where we were in 2000 sort of 4 to 2007. It is still those relatively affluent - those higher income people that are looking for cards and are back in the market. A lot - there is more volume and it is more competition and a little bit of help on the underwriting side.

On the CPM/CPC thing - CPM is really a - I don’t’ want to be very specific about this. CPM is a small part of our business now. We have actually done a lot of things not hurt the CPM business but you know, we are cutting out - we cut out the number of ads that we serve. Some of that is in mobile use don’t serve as many ads - display ads. Some of that is we shortened the funnels to get people faster to the high value places on the site. That has an impact on the CPM business in terms of the volume of units that we sell. I can tell you that the CPMs are going up. So the demand is still there and we have had a modest increase in CPM even though we have got fewer ads sold because we are presenting fewer ads.

On the CPC side it is sort of a combination of see you got a little bit of I mean - and it is down relative to last year when we had a very big CPC second quarter particularly in mortgage, particularly in the refi area. And I got to tell you the biggest area it was down year over year sequentially was in deposits. The deposit CPC was down well over a million bucks. I think - we don’t really know but I think it is just a matter of there are fewer banks out there raising deposit capital right now and you got the consumer who is probably less enamored particularly given the lull in the stock market the consumer is less enamored of 85 basis points or 50 basis point CDs. It is a little bit of - the product is attractive. I can tell you on the CPC side we will definitely see sequential growth on the insurance business in CPC no doubt about that in the Q3 and then in the Q4 given what we know is in the pipeline what we know we have from a demand standpoint.

We monitor it pretty closely. We absolutely do not think that we are losing share from everyone. In fact, I think demand is probably as high as it has been as people have seen folks migrate away from refi to purchase. Lenders are I mean we are getting lots of calls saying hey we want volume, we want volume. We don’t think it is a competitive issue in any way. I just think it is a little bit of a consumer driven issue.

Ed: One other thing just on the mortgage CPC Tom mentioned we are seeing that now spill over to purchase activity and more consumer engagement on the purchase side. Just one thing about purchase that is expected to grow at a sustained level over a longer period of time and be more smooth as opposed to the refi the traffic which tends to be spiky and a little more rate driven. As we sort of get past these couple of quarters where we saw last year some spiky refi traffic we would expect our business to continue to grow at a sustained level over time the CPC mortgage business.

Tom: As the housing market improves I talk to a lot of people in the banking business as the housing market improves obviously people will have more equity in their home. And some of those people who haven’t been able to refi because they didn’t have 20 or 30% equity in their home will then be able to refi as prices improve, the market improves. So that may be a little bit of an opportunity. What we are seeing right now is a shift to purchase. As I said no doubt the interest is there. Bankrate has always been fabulous for lenders being able to convert those in-market consumers. As I said the demand is not a competitive issue.

Ed: The other thing, we are continuously growing in traffic there is no issue there. People are coming to the sites - they are looking at these different things and then obviously with the rates not necessarily as low as they were a little bit of spike there is just a little less consumer engagement.

Douglas Anmuth: Okay, great. Thank you, guys.

Ed: Thanks, Doug.

Operator: Your next question comes from the line of Justin Post from Merrill Lynch, please proceed.

Justin Post: Thank you. Can you just talk about your O and O versus affiliate mix in both insurance and credit cards? How you see it trending going forward and what your outlook is for your gross margins going forward? Thank you.

Tom: Yea. So the O and O in credit cards as I mentioned the O and O in credit cards is 70 plus. You know, we continue to do very well from a direct organic traffic. All of - what we have seen over time with what we are originally sort of Panda and Penquin updates and now are more Google and other search engine tweaks is our sites be it credit cards, credit card guide, Bankrate have continued to do marginally better and better I think because of the high quality content. I mean high quality content is really what they are trying to filter. The cotton candy is what they are trying to filter out and it is an area where we obviously made a huge commitment from an editorial and content standpoint and will continue to do that. It is always been sort of the hallmark of the Bankrate brand.

As I said, in cards it is about 70% O and O - organic and direct that includes the SEM activity. And then it is 26, 28% affiliate depending upon in any given month. We can toggle that up and down where we can see there is demand we will obviously be more aggressive with our SEM spending and other marketing activities. And so I would expect that to increase slightly over time as the business improves. And obviously that helps margins if we are getting more organic traffic and if we are not having to share revenue with affiliates obviously that percent change improves the gross margins and the EBITDA margins of the business.

On insurance we are now 52% is O and O and form hosted. We got a longer haul in insurance to derive the pure organic. We are doing well in that regard. We have done a lot of neat things in the past couple of quarters with content, with specials, with getting Laura Adams who is our insurance person on television. We had a great piece, for example, a couple of weeks ago about the impact an under 21 year old driver has on your insurance rates. It got huge pick up. I think we were on 85 different NBC affiliates in addition to NBC news that day. That drives organic traffic. That is the kind of thing that happens over time. We are very focused on that area. Again, as we ramp up that and as we ramp up our form hosted.

I think the other big opportunity we think, Justin, is as we have the click to call and other products that will only be available on our forms. That will only be available on our sites. Affiliates who aren’t taking our form who aren’t taking our marketing product won’t be the beneficiary of that improved consumer experience, improved monetization. We think that gives us some leverage with the affiliate world. We think that gives us a leg up in the marketing world. And we know that there are carriers that are excited about it. We know that it is going to be a better consumer experience.

We do think, as we said, we are guiding to increased margins and some of that is a combination of the things that I have just walked through.

Justin: Thank you. And maybe you can comment on the gross margin versus the marketing mix contemplated in the second half a little bit.

Ed: As we mentioned in our prepared remarks we expect a couple of things. One is I pointed out the credit card margin, for example, dipped in the second quarter as a result of some of the product mix we were running and we see that moving higher and turning back up on the third and fourth quarter. We would expect that to be a contributing factor just overall to our margins in terms of just the types of products that we are featuring.

In terms of just mix in general, I mean the things that we are doing - the things that we are gaining traction on in insurance in former pricing and monetization and the credit card and the types of offers that they are running. All of those things we feel can be attributed to margin and it is why we were in a position to be able to move our margin range up - our EBITDA margin range up from the low to mid 20s to mid to upper 20s in the back half. That is kind of where we think. That will go sort of hand in hand with a margin improvement as well. Gross margin improvement we will drive an EBITDA margin.

In terms of the marketing dollars we will likely be in a position to be able to invest some additional marketing dollars for the back half of the year just given the fact there is momentum behind the business. The fact that our monetization has improved. We are getting paid more for our high quality traffic and it puts us in a position to bring more of that higher quality traffic in. You will see the marketing dollars I think move up in the back half. But as a percentage of revenue certainly not significantly and obviously not even coming close to approaching the levels that we had in the back half of last year.

Justin: Thank you. Appreciate it.

Operator: Your next question comes from the line of Heath Terry from Goldman Sachs. Please proceed.

Heath Terry: One just clarification I want to make sure we understand in this is very likely probably user area that Tom you mentioned several mobile apps that you guys have launched over the course of the last quarter. Our checks are only seeing the primary Bankrate app on the iPhone and Google Play stores. Can you give us an idea of where we can find the other apps that you have launched and what kind of traffic and downloads that you are seeing on the app side of things.

Tom: The Bankrate apps now available for iPhone, iPad, Android and Windows phones can be downloaded by visiting www.bankrate.com/apps or directly from Apple, Google Play or Windows phone apps stores. We are promoting those - we already promoted those more aggressively on Bankrate we will promote some of them on some partner sites. We have gotten really good feedback. The new auto loan app that we have got coming out which will combine some of the Edmonds car pricing and vehicle data and the insurance component will be out there. It is still relatively modest. I mean most of what we are seeing is coming to the not super optimized right now web, mobile web that we have. We will be before the end of this corner we will be completely responsive. So the sites will be responsive and be formatted to whatever device you are working on and it is an area where we are really focused and will be spending an enormous amount of time and development activity and we are pleased with where we are. I think we are playing catch up a little bit. I think we have kind of trickled down on the efforts. As I said earlier both inside and outside resources to do it as quickly as possible. You will see the responsive side which we are pretty excited about in a matter of a couple of weeks.

Heath Terry: Just to clarify - did I misunderstand during the prepared remarks for the call you mentioned a deposit app and I think a few others. There is just the one mortgage app that is out right now.

Tom: No. You are right. There is a credit card app. There are deposit apps. There is the mortgage calculator. There are 10, 12 different apps on different platforms.

Heath Terry: Okay. We can certainly take this offline. When I go to bankrate.com/apps the only one I see is the mortgage app. Maybe I am just doing this wrong.

Tom: We will walk you through.

Heath Terry: Great. I appreciate that. And on the insurance side of things and I guess maybe the broader question here is how are you thinking about the need for investment in product on the insurance side. Is there still sort of a goal to build out a product that has more of a live rate table like feel to it the way that you have in your mortgage and deposit business versus the broker reliant email blast that the product is now?

Tom: I will say yes, but. What the click to quote product is going to be it is going to allow - it is not going to look like a rate table. Currently there is no interest on the part of the carriers in us taking one app or one piece of data and showing all of the rates side by side. What it will allow people to do is provide that information one time and depending upon the carrier that they are interested in show a live quote, a bindable rate from that particular carrier. So we are working a lot on that. We got a significant product roadmap on both the agent platform some of the things we are going to do to enhance the agent experience. Some of the things we are going to do to optimize the lead routing. Again, with the feedback data that we have got there are a few that we have in place. We think there is a great opportunity to better optimize the lead routing that we are doing and the click to quote product that we have is going to be proprietary to Bankrate and those carriers that are working with us.

It is not going to look like a rate table. But it is going to be a real-time “bindable rate” and it is a much better product offering going for it than it is currently. Certainly long-term we would -

Heath Terry: I was just asking you what the timeline was like for that.

Tom: That is really - we are ready to go now. Got a couple in the pipeline. The carrier is making that determination when they are ready to launch it. I would say not in this current quarter but probably have more information for you maybe before our next call in terms of specific dates. It is not an issue from the Bankrate side it is from the carrier side. It ties into their databases. It ties into their underwriting capability and we are working through the details of that.

Ed: That is a big priority for us as well. It is product development in general. In the insurance space we are absolutely interested as Tom pointed out in growing our organic audience. One of the ways I think we can do that is to have superior products. So we will be developing products on the mobile side in insurance. Something that will enhance the experience and enable them to go ahead and apply for insurance in an easy manner whether it be form fill or other types of data and feeds that we bring in to help them and assist them in that process. That is absolutely on the drawing board. We are going to be developing that and we think these types of proprietary products that we are building will help us just drive that organic traffic of Bankrate consumer engagement over time.

Heath Terry: Thanks, Ed.

Operator: Your next question comes from the line of Jordan Rohan from Steifel. Please proceed.

Jordan Rohan: Thanks so much. I hate to do this. I have three questions. So I will try to get through them as quickly as I can. Number one, can you remind me why some credit card products are higher margin versus lower margin? Is that organic traffic versus paid or affiliate traffic or is that lower payout from the card issuers per approved app?

Second question, $300 million in debt being raised versus $200 million called. What is the charge? When is that going to be recorded? How much is that and any ideas what the desired rate or rate talk will be for the interest rates thereafter? Are you going to go from say $24 million or so in interest to $15 to $18 million next year even though it is on more debt?

Finally and I guess it is two part B. The use of proceeds share repurchase was there any share repurchase in 2 Q? And if not, why not and how much authorized remaining on the plan? Thank you.

Tom: In terms of the card products it really has to do with the profitability of the card products for the issuers. There are certain cards that are - that drive higher activity, higher average purchase and therefore they are worth more. They pay more. Clearly a bank platinum card is worth more than a regular bank card or balance transfer card. It has to do with the card product and not what source it comes through. We get paid the same thing by the issuer for certain cards whether it is BankRate organic, BankRate SEM or affiliate.

Ed: If they are featuring the card or not if it is on the site has a direct impact on consumer engagement on the site or the organic traffic, Jordan. If they are running these types of things obviously we would see higher engagement and therefore higher revenues and higher margins on the organic side. It is pretty much as simple as that.

On the second question I think was with respect to the charged -

Jordan: Charged debt interest expense and use of proceeds.

Ed: Okay. In terms of charge it is going to be about $14 million, $11.5 million is the call plus some additional interest that we will pay out through the date when we call the debt. In terms of interest expense currently around $22 million on the current $195 million outstanding at 11.75%. With respect to new interest obviously it is going to depend on the rate. We don’t know until we are through the actual process what the rate is going to be. I don’t see our interest expense let’s put it this way going up even though we are taking on an additional $105 million in debt. It is probably going to go down a little bit. Essentially what happens is we get an extra $105 million and a little lower interest expense.

In terms of what we are going to do with the money as you know we are very prudent in terms of what we do with capital and how we invest it. The opportunity obviously is potentially to continue to do invest in some additional M&A and in terms of that we always look for things that are immediately accretive to the business. We fit them into our plans. We typically pay lower multiples versus what the company is paying at. That is typically with the types of companies we can buy we can add a lot of value and therefore unlock a lot of value for our shareholders. We are usually a big part of the equation whenever we do M&A. We wanted to have some additional capital available to us in the event that opportunities should arise in the future. There is no immediate plans for the money. There is no immediate M&A sort of on the horizon so right now it will be sort of a war chest available to us.

Obviously, we also have potential buyback for stock. That is available to us and then if there is not an opportunity to put the money to work ultimately then we will just delever down the road.

Jordan: Did you buy back any shares in 2Q and if so how much?

Ed: We did not.

Jordan: Thanks, guys.

Ed: Thank you.

Operator: Next question comes from the line of Mark Mahaney from RBC Capital.

Mark Mahaney: Thanks. Two questions, please. In terms of marketing efficiencies I know there are a lot of puts and takes in this. Clearly versus the second half of last year we are showing some efficiencies there. Forget about the back half of the year just talk about the next couple of years. Do you think that there is something in the business that allows you to get greater marketing efficiencies than current levels or is this the comfortable level for the business?

Just briefly, on the insurance turn around what is going to be the final markers Tom, for you that suggests proof of - proof that the transition is completed that it is finished it is where you wanted it to be? Do you think it is clear to you in six months from now? Is it already clear that you are at the end or another 12 months any thoughts on the additional timing required there may be some final sign posts. Thanks a lot.

Tom: So marketing efficiency is sort of tied into the second question you asked. We think we are - the game is never over. You are always optimizing. You are always improving. We always want to continue to grow the business but we think we have had the inflection point for the business where we have gone from playing defense to playing offense. We have got - there is no doubt that we have improved the quality. What we said we were going to do we did. Albeit longer, albeit tougher than we thought it was going to be. There is no doubt that we meaningfully improved the conversion rates and as a result the value proposition of those agents and carriers. They are weighing in with more we are seeing as we said if you look at what are the sign posts for this business being successful? It is more agents on the platform. Check. Agents spending more. Check. Fewer agents leaving the platform. Check. More carrier. Lead buying and click participation. Check. And pricing. Check. We honestly think we are there.

If you start thinking about all of that being part of the marketing flywheel if you will, where you are getting more participation so that is more revenue per lead you can either be spending what you are spending and it just drives greater margin or you can take that and spend more and it obviously generates that benefit of being able to spend more and find other marketing channels that we are working in the past or we couldn’t make work at the RPL are now effective. There are partners that we now are coming to us because we are driving a better RPL than anybody else. So that is why we think it can be both it is a - it is not only an organic game where we are going to do better with the business we had but it is also we think we can pick up share, we think we can pick up additional volume.

We still see there are more people coming and all the marketing that is being done in television. There is more people coming looking for an online experience for insurance. And once as the value proposition for those people gets better we think that is just going to be continued benefit for the business. We feel very strongly we are there now. That as I said it is never a complaint. We are not going to take a step back but we got pretty good confirmation from agents, from carriers, from partners, from all of the research that we do and all the feedback that we get that it is a good product. It is a significantly better product than it was and what we did has worked. So more to be done but we very much feel like we have turned the corner. There is kind of no doubt in my mind that we are there. Believe me I have been closer to this business and spent a lot of time with it in the last year. The team out in Denver. Beth and Charlie met, Bethany, Susan, Milani and their teams have just done a really fantastic job and we are very pleased where the business is now. It has been a lot of work, but it is going well.

Operator: And your final question comes from the line of Victor Anthony from Topeka Capital markets. Please proceed.

Victor Anthony: Thanks for putting me on. I want to go back to the “discussion” from earlier. One, maybe help us understand the pricing of the product and what is the monetization opportunity to quote in 2014? And second on mobile you have given us the traffic contribution from mobile. Maybe you can help us frame revenue contribution in the past quarter and how it trends over the next several quarters. Thanks.

Tom: Victor the honest answer for the quote is TBD. I think we want to see how the product performs. I think we want to see how well it does. How well we are able to match up the consumer with sort of the proper carrier given the demography. And characteristics of the applying consumer. It should be - I mean if you think about it somebody comes in. You provide your information. Somebody then clicks and sees a bindable rate. It should be pretty high conversion. Warm transfer business is three X in many cases more on a per unit basis than the lead business. No reason why click to quote shouldn’t be that same magnitude of increase. But the honest answer is right now don’t know. We will certainly price it reasonably out of the gates in order to get carrier participation in order to make sure we are providing a value. And we do believe that over time we do our job that we will see carriers leaning forward from a demand standpoint and from a pricing standpoint. As we go on our click platform and insurance prices have gone up based upon the improvement and quality.

As for mobile. Mobile monetizes well. It is - it is a little more efficient a funnel that suggests somebody who has got significant intent. So what we see from mobile today is pretty good if you look at the click ratio for example it is slightly higher than it is on the desktop product. Part of that is there is not as much information on the mobile product. There is not as many places to deter the consumer that is on that mission. To date the mobile product generates pretty decent you know, revenue per visit. And what we are hearing is pretty meaningful conversion. Very much in line with the desktop customer which quite frankly surprised us a little bit. When we think we got by this quarter when we got fully responsive site, mobile optimized for our sites we think we will be in very good shape. That will be a clearer indication.

Victor: Okay. Thank you.

Tom: Alright. Thanks everybody. Appreciate your time and attention you know as you can tell we are feeling very optimistic about the business going forward. We think it is going to be a good second half. As we said we got the card business ramping again. The banking business doing sort of holding its own and certainly as we have said over and over and over again the insurance business where we wanted it to be and we think there are great prospects for that business moving forward. Appreciate your time. Appreciate your interest and looking forward to updating you in 90 days. Thanks.

Operator: Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.